Exhibit 21

SUBSIDIARIES OF SUNATION ENERGY, INC.

Subsidiaries	Jurisdiction of Incorporation
Austin Taylor Communications, Ltd.	United Kingdom
JDL Technologies, Inc.	Minnesota
Ecessa Corporation	Minnesota
Pineapple Energy LLC	Delaware
Hawaii Energy Connection, LLC	Hawaii
SUNation Solar Systems, Inc.	New York
SUNation Commercial, Inc.	New York
SUNation Service, LLC	New York

All these subsidiaries are 100%-owned directly by SUNation Energy, Inc. The financial statements of all these subsidiaries are included in the consolidated financial statements of SUNation Energy, Inc.